Exhibit 3.3
CERTIFICATE OF DESIGNATIONS
OF
___% SERIES A MANDATORY CONVERTIBLE PREFERRED SHARES
OF
PLATINUM HOLDINGS, LTD.
          PLATINUM HOLDINGS, LTD., a Bermuda exempted company (the “Company”), hereby certifies that, pursuant to resolutions of the Board of Directors of the Company (the “Board”) adopted on November 21, 2005 and the Pricing Committee of the Board adopted on ___, 2005, the creation of the ___% Series A Mandatory Convertible Preferred Shares, par value U.S. $0.01 per share, liquidation preference U.S. $___ per share, was authorized, and the designation, preferences and privileges, voting rights, dividend rights, transfer and ownership rights, conversion rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, in addition to those set forth in the Memorandum of Association and the Bye-Laws of the Company, were fixed as follows:
          SECTION 1. Designation and Amount. The shares of such series shall be designated as “___% Series A Mandatory Convertible Preferred Shares” (the “Mandatory Convertible Preferred Shares”) and the authorized number of shares constituting such series shall be ___, with a par value of U.S. $0.01 per share. All Mandatory Convertible Preferred Shares, when issued and paid for, shall be fully paid and non-assessable.
          SECTION 2. Ranking. The Mandatory Convertible Preferred Shares shall rank, as to payment of dividends and distribution of assets upon dissolution, liquidation or winding-up of the Company, (a) senior to the Common Shares or any other class or series of capital shares issued by the Company which by its terms ranks junior to the Mandatory Convertible Preferred Shares (collectively, the “Junior Securities”), (b) junior to any class or series of capital shares issued by the Company which by its terms ranks senior to the Mandatory Convertible Preferred Shares (the “Senior Securities”), and (c) on a parity with any other class or series of capital shares issued by the Company (the “Parity Securities”), in each case, whether now outstanding or to be issued in the future.
          SECTION 3. Dividends. (a) Holders of Mandatory Convertible Preferred Shares will be entitled to receive, only when, as and if declared by the Board or an authorized committee thereof, out of funds legally available for the payment of dividends under Bermuda law, cash dividends from the date of first issuance quarterly in arrears on February 15, May 15, August 15 and November 15 of each year prior to the Mandatory Conversion Date (or if any such date is not a Business Day, on the next succeeding Business Day) and on the Mandatory Conversion Date (each, a “Dividend Payment Date”), at the annual rate of $___ per share, subject to adjustment as provided in Section 18(c) hereof. The initial dividend on the Mandatory Convertible Preferred Shares for the first Quarterly Dividend Period, commencing on the date of first issuance of the Mandatory Convertible Preferred Shares (assuming a date of first issuance of ___, 2005), will be payable on February 15, 2006 in the amount of $___ per share. Each subsequent quarterly dividend on the Mandatory Convertible Preferred Shares will be $___ per share, subject to the adjustment as provided in Section 18(c) hereof. Dividends payable on a Dividend Payment Date will be payable to Record Holders on the Record Date for the applicable Dividend Payment Date.

          (b) The amount of dividends payable on each Mandatory Convertible Preferred Share for each full Quarterly Dividend Period will be computed by dividing the annual dividend rate by four. The amount of dividends payable for any other period that is shorter or longer than a full Quarterly Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Accumulated but unpaid dividends on the Mandatory Convertible Preferred Shares shall cumulate on a daily basis from the Dividend Payment Date on which they become payable and will compound on a quarterly basis until paid.
          (c) Other than as set forth in Section 3(b) hereof, no interest or sum of money in lieu of interest shall be payable in respect of any dividend not paid on a Dividend Payment Date or any other late payment. The Company will also not pay holders of the Mandatory Convertible Preferred Shares any dividend in excess of the full dividends on the Mandatory Convertible Preferred Shares that are payable as set forth herein, except as set forth in Section 5 hereof.
          (d) If the Company does not have sufficient lawful funds to pay in full the dividends payable on any Dividend Payment Date, it shall pay on such date the maximum amount of such dividends that it may lawfully pay allocated pro rata among the Record Holders as of the applicable Record Date. To the extent the Company has sufficient lawful funds to do so, the Company shall pay to each Record Holder in respect of the next succeeding Dividend Payment Date, in addition to the regularly scheduled dividend payable on such date, an amount in cash equal to such Record Holder’s pro rata share at such time of the accrued, cumulated and unpaid dividends that were not paid on the previous Dividend Payment Date because of a lack of lawful funds on such previous date.
          (e) No dividends on the Mandatory Convertible Preferred Shares shall be declared by the Board or paid or set aside for payment at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting aside for payment or provide that such declaration, payment or setting aside for payment would constitute a breach thereof or default thereunder, or if such declaration, payment or setting apart shall be restricted or prohibited by applicable law.
          SECTION 4. Payment Restrictions. (a) If all accrued, cumulated and unpaid dividends on the Mandatory Convertible Preferred Shares have not been paid in full, or shall not have been declared and a sum sufficient for the payment thereof set aside, the Company may not:
     (i) declare or pay any dividend or make any distribution of assets on any Junior Securities, other than dividends or distributions in the form of Junior Securities and cash solely in lieu of fractional shares in connection with any such dividend or distribution;
     (ii) redeem, purchase or otherwise acquire any Junior Securities or pay or make any monies available for a sinking fund for such Junior Securities, other than (A) upon conversion or exchange solely for other Junior Securities or (B) the purchase of fractional interests in shares of any Junior Securities for cash pursuant to the conversion or exchange provisions of such Junior Securities; or

     (iii) redeem, purchase or otherwise acquire any Parity Securities, except upon conversion into or exchange for other Parity Securities or Junior Securities and cash solely in lieu of fractional shares in connection with any such conversion or exchange; provided, however, that in the case of a redemption, purchase or other acquisition of Parity Securities upon conversion into or exchange for other Parity Securities (A) the aggregate amount of the liquidation preference of such other Parity Securities does not exceed the aggregate amount of the liquidation preference, plus accrued, cumulated and unpaid dividends, of the Parity Securities that are converted into or exchanged for such other Parity Securities, (B) the aggregate number of Common Shares issuable upon conversion, redemption or exchange of such other Parity Securities does not exceed the aggregate number of Common Shares issuable upon conversion, redemption or exchange of the Parity Securities that are converted into or exchanged for such other Parity Securities, and (C) such other Parity Securities contain terms and conditions (including, without limitation, with respect to the payment of dividends, dividend rates, liquidation preferences, voting and representation rights, payment restrictions, anti-dilution rights, change of control rights, covenants, remedies and conversion and redemption rights) that are not in the good faith judgment of the Board materially less favorable, taken as a whole, to the Company or the holders of the Mandatory Convertible Preferred Shares than those contained in the Parity Securities that are converted into or exchanged for such other Parity Securities.
          (b) The Company may not declare or pay a dividend if there are reasonable grounds for believing that the Company is, or would after the payment be, unable to pay its liabilities as they become due, or that the realizable value of the Company’s assets would after the payment be less than the aggregate value of its liabilities, issued share capital and share premium accounts.
          SECTION 5. Voting Rights. (a) Except as otherwise required by applicable law, the Bye-laws or as set forth in this Section 5, holders of the Mandatory Convertible Preferred Shares are not entitled to any voting rights and their consent shall not be required for the taking of any corporate action.
          (b) From and after the Bye-law Amendment Date, and for so long as any shares of Mandatory Convertible Preferred Shares are outstanding, subject to Section 5(f) hereof, unless the approval of a greater number of the Mandatory Convertible Preferred Shares is required by law, the Company will not, without the written consent of the holders of at least three-quarters of the Mandatory Convertible Preferred Shares then outstanding, or the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the Mandatory Convertible Preferred Shares then outstanding, amend, alter or repeal any of the provisions of the Bye-laws or the provisions of this Certificate of Designations by way of merger, consolidation, amalgamation, combination, reclassification or otherwise, so as to affect adversely the rights, preferences or voting powers of the holders of the Mandatory Convertible Preferred Shares; provided, however, that any amendment of the provisions of the Bye-laws or any other action that in either case has the effect of issuing, authorizing or increasing the authorized amount of, or issuing or authorizing any obligation or security convertible into or evidencing a right to purchase, any Parity Securities or Junior Securities shall be deemed not to affect adversely any right, preference or voting power of the holders of the Mandatory

Convertible Preferred Shares. Notwithstanding anything in this Section 5 to the contrary, any amendment, alteration or repeal of any of the provisions of the Bye-laws or any provisions of this Certificate of Designations occurring in connection with any merger, consolidation or amalgamation of the Company of the type described in Section 13(e)(i) hereof or any statutory exchange of securities of the Company with another Person of the type described in Section 13(e)(iv) hereof shall be deemed not to affect adversely any right, preference or voting power of the holders of the Mandatory Convertible Preferred Shares; provided that, subject to Section 9, in the event the Company does not survive the transaction, the Mandatory Convertible Preferred Shares will become shares of the successor Person, having in respect of such successor Person the same rights, preferences or voting powers of the holders of the Mandatory Convertible Preferred Shares immediately prior to the consummation of such merger, consolidation, amalgamation or statutory exchange except that they shall be convertible into the kind and amount of net cash, securities and other property as determined in accordance with Section 13(e) hereof; and provided, further, that, following any such merger, consolidation, amalgamation or statutory exchange, such successor Person shall succeed to and be substituted for the Company with respect to, and may exercise all of the rights and powers of the Company under, the Mandatory Convertible Preferred Shares.
          (c) From and after the Bye-law Amendment Date, if and whenever dividends payable on the Mandatory Convertible Preferred Shares or on Voting Parity Securities in an amount equal to six full quarterly dividends, whether or not consecutive, shall not have been paid, or shall not have been declared and a sum sufficient for the payment thereof set aside, the holders of the Mandatory Convertible Preferred Shares and the Voting Parity Securities then outstanding, voting together as a single class, shall be entitled to elect two directors (the “Additional Directors”) at any general meeting of shareholders or at a special meeting of the holders of the Mandatory Convertible Preferred Shares and Voting Parity Securities called as hereinafter provided. At any time after such voting power shall have been so vested in the holders of Mandatory Convertible Preferred Shares and Voting Parity Securities, the President of the Company may, and upon the written request (addressed to the Secretary of the Company at the principal office of the Company) of the holders of record of at least 10% of the Mandatory Convertible Preferred Shares and Voting Parity Securities then outstanding, counted as a single class, shall, call a special meeting of the holders of the Mandatory Convertible Preferred Shares and Voting Parity Securities for the election of the Additional Directors, such call to be made upon no less than the notice required for a special general meeting of the shareholders or as required by law. Such meeting will be held at the earliest practicable date in such place as may be designated pursuant to the Bye-laws (or if there be no designation, at the Company’s principal office in Bermuda). If any such special meeting required to be called as above shall not be called by the Company’s proper officers within 20 days after the Secretary has been personally served with such request, or within 60 days after mailing the same by registered or certified mail addressed to the Secretary at the Company’s principal office, then the holders of record of at least 10% of the Mandatory Convertible Preferred Shares and Voting Parity Securities then outstanding, counted as a single class, may designate in writing one of their number to call such meeting at the Company’s expense, and such meeting may be called by such person so designated upon no less than the notice required for a special general meeting of the shareholders or as may be required by law and will be held in Bermuda, unless the Company otherwise designates. Any holder of Mandatory Convertible Preferred Shares or Voting Parity Securities so designated will have access to the share register of the Company for the purpose of causing special meetings of holders of the Mandatory Convertible Preferred Shares and Voting Parity Securities to be called pursuant to these provisions. Notwithstanding the foregoing, no such special meeting will be called during the period within 90 days immediately preceding the date fixed for the next annual general meeting of shareholders. Alternatively, the Additional Directors may be elected either at the annual general meeting of shareholders or by a resolution in writing, which may be in counterparts, signed by all of the holders of the Mandatory Convertible Preferred Shares and Voting Parity Securities then outstanding. If, at the time the voting power referred to in this Section 5(c) is vested in the holders of the Mandatory Convertible Preferred Shares and Voting Parity Securities, there are not two vacancies on the Board, the Company will use its best efforts to obtain the appointment or election of the Additional Directors to the Board, including, if necessary, by using its best efforts to increase the number of directors constituting the Board and, if necessary, to amend its Bye-laws. At any annual or special meeting at which the holders of the Mandatory Convertible Preferred Shares and Voting Parity Securities have the right, voting together as a single class, to elect Additional Directors as described above, the presence, in person or by proxy, of the holders of fifty percent of the outstanding Mandatory Convertible Preferred Shares and Voting Parity Securities, counted as a single class, will be required to constitute a quorum for the election of any Additional Director by the holders of the Mandatory Convertible Preferred Shares and Voting Parity Securities. At any such meeting or adjournment thereof the absence of a quorum of the Mandatory Convertible Preferred Shares and Voting Parity Securities, counted as a single class, will not prevent the election of directors other than Additional Directors, and the absence of a quorum for the election of such other directors will not prevent the election of Additional Directors to be elected by the Mandatory Convertible Preferred Shares and Voting Parity Securities, voting together as a single class. Each Additional Director shall hold office until the next annual general meeting of the shareholders or until his or her successor, if any, is elected by the holders of the Mandatory Convertible Preferred Shares and Voting Parity Securities, voting together as a single class, and qualify or until the office of Additional Director terminates as hereinafter provided. Any Additional Director may be removed, with or without cause, by a majority vote at any special meeting of the holders of the Mandatory Convertible Preferred Shares and Voting Parity Securities, voting together as a single class. In the event of any vacancy in the office of Additional Director, a successor shall be elected by the holders of the Mandatory Convertible Preferred Shares and Voting Parity Securities, voting together as a single class, at any general meeting of shareholders or at a special meeting of the holders of the Mandatory Convertible Preferred Shares and Voting Parity Securities called in accordance with the procedures described above for the election of Additional Directors, or by a written resolution as provided above, such successor to hold office until the next annual general meeting of the shareholders or until his or her successor, if any, is elected by the holders of the Mandatory Convertible Preferred Shares and Voting Parity Securities, voting together as a single class, and qualify or until the office of Additional Director terminates as hereinafter provided. If an interim vacancy shall occur in the office of Additional Director prior to a general meeting of the shareholders or a special meeting or written resolution of the holders of the Mandatory Convertible Preferred Shares and Voting Parity Securities, a successor shall be elected by the Board upon nomination by the then remaining Additional Director, to serve until the next annual general meeting of the shareholders or until a successor is elected in accordance with the preceding sentence or until the office of Additional Director terminates as hereinafter provided; provided, however, that if no remaining Additional Directors are then in office, Additional

Directors shall be elected in accordance with the procedures described in the immediately preceding sentence. If all accrued, cumulated and unpaid dividends in default on the Mandatory Convertible Preferred Shares and Voting Parity Securities have been paid in full, or have been declared and a sum sufficient for payment thereof set aside, or such Mandatory Convertible Preferred Shares and Voting Parity Securities are no longer outstanding, then the rights of holders of the Mandatory Convertible Preferred Shares and Voting Parity Securities to elect Additional Directors shall cease (but subject always to the same provision for the vesting of such rights in the case of any future failures to pay dividends in an amount equivalent to six full quarterly dividends), and the terms of office of the Additional Directors so elected by the holders of Mandatory Convertible Preferred Shares and Voting Parity Securities shall forthwith terminate and, if the size of the Board was increased for the purposes of the Additional Directors, the number of directors constituting the Board shall, without further action, be reduced accordingly.
          (d) From and after the Bye-law Amendment Date and for so long as any of the Mandatory Convertible Preferred Shares are outstanding, unless the approval of a greater number of the Mandatory Convertible Preferred Shares is required by law, the Company will not, without the written consent of the holders of at least three-quarters of the Mandatory Convertible Preferred Shares and the Voting Parity Securities then outstanding, acting together as a single class, or the sanction of a resolution passed by a majority of the votes cast at a separate meeting of holders of the Mandatory Convertible Preferred Shares and the Voting Parity Securities then outstanding, voting together as a single class:
     (i) reclassify any of the Company’s authorized share capital into any shares of any class, or any obligation or security convertible into or evidencing a right to purchase such shares ranking senior to the Mandatory Convertible Preferred Shares as to payment of dividends or distribution of assets upon the dissolution, liquidation or winding-up of the Company; or
     (ii) issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any shares of any class or series ranking senior to the Mandatory Convertible Preferred Shares as to payment of dividends or distribution of assets upon the dissolution, liquidation or winding-up of the Company; provided, however, that the Company may issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any shares of any class or series ranking on a parity with or junior to the Mandatory Convertible Preferred Shares as to payment of dividends and distribution of assets upon the dissolution, liquidation or winding-up of the Company without the written consent or vote of the holders of the Mandatory Convertible Preferred Shares and the Voting Parity Securities.
          (e) In exercising the voting rights set forth in this Section 5, each Mandatory Convertible Preferred Share shall have one vote per share. In any case where the holders of the Mandatory Convertible Preferred Shares are entitled to vote as a class with holders of Voting Parity Securities, each class or series shall have a number of votes proportionate to the aggregate liquidation preference of its outstanding shares. For purposes of determining whether the requisite number of shares have consented or voted, any shares beneficially owned directly or indirectly by the Company or any entity controlled by the Company shall not be counted. Subject to the quorum requirement set forth in Section 5(c) hereof for a meeting to elect Additional Directors as described therein, the presence of two persons holding or representing by proxy at least one-third of the issued and outstanding Mandatory Convertible Preferred Shares will be required to constitute a quorum for any separate general meeting of the holders of the Mandatory Convertible Preferred Shares.
          (f) The holders of the Mandatory Convertible Preferred Shares shall have the right to vote on any amalgamation of the Company as provided in Section 106(3) of the Companies Act and to vote separately as a class as provided in Section 106(4) of the Companies Act if the amalgamation contains a provision which would constitute a variation of the rights attaching to the Mandatory Convertible Preferred Shares.
          (g) Notwithstanding the foregoing Section 5(e), the holders of the Mandatory Convertible Preferred Shares shall not be entitled to vote on any sale of all or substantially all of the assets of the Company.
          SECTION 6. Liquidation, Dissolution or Winding-Up . (a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, subject to the rights of holders of any capital shares of the Company then outstanding ranking senior to or on a parity with the Mandatory Convertible Preferred Shares in respect of distributions upon liquidation, dissolution or winding-up of the Company and before any amount shall be paid or distributed with respect to holders of any capital shares of the Company then outstanding ranking junior to the Mandatory Convertible Preferred Shares in respect of distributions upon liquidation, dissolution or winding-up of the Company, the holders of the Mandatory Convertible Preferred Shares at the time outstanding will be entitled to receive, out of net assets of the Company legally available for distribution to shareholders, a liquidating distribution in the amount of the Liquidation Preference of $___ per share, subject to adjustment as provided in Section 18(c) hereof, plus an amount equal to the sum of all accrued, cumulated and unpaid dividends for the portion of the then-current Quarterly Dividend Period until the payment date and all prior Quarterly Dividend Periods. After the payment to the holders of the Mandatory Convertible Preferred Shares of the full amounts provided for in this Section 6(a), the holders of Mandatory Convertible Preferred Shares will have no right or claim to any of the Company’s remaining assets.
          (b) For the purpose of this Section 6, none of the following shall constitute or be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding-up of the Company:
     (i) the sale, transfer, lease or conveyance of all or substantially all of the Company’s property and assets;
     (ii) the consolidation or merger of the Company with or into any other Person; or
     (iii) the consolidation or merger of any other Person with or into the Company.

          (c) If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Mandatory Convertible Preferred Shares then outstanding are not paid in full as provided in Section 6(a) hereof, no distribution shall be made on account of any Parity Securities unless a pro rata distribution is made on the Mandatory Convertible Preferred Shares. The holders of the Mandatory Convertible Preferred Shares then outstanding and the holders of any such Parity Securities then outstanding shall share ratably in any distribution of assets upon such liquidation, dissolution or winding-up. The amount allocable to each series of such securities then outstanding will be based on the proportion of their full respective liquidation preference to the aggregate liquidation preference of the outstanding shares of all such series.
          (d) Written notice of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable to holders of Mandatory Convertible Preferred Shares in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than twenty calendar days prior to any payment date stated therein, to the holders of Mandatory Convertible Preferred Shares, at the address shown on the books of the Company or the Transfer Agent; provided, however, that a failure to give notice as provided above or any defect therein shall not affect the Company’s ability to consummate a voluntary or involuntary liquidation, dissolution or winding-up of the Company.
          SECTION 7. Mandatory Conversion on the Mandatory Conversion Date . (a) Each Mandatory Convertible Preferred Share will automatically convert (unless previously converted at the option of the holder in accordance with Section 8 hereof or converted pursuant to an exercise of a Merger Early Conversion right pursuant to Section 9 hereof) on the Mandatory Conversion Date, into a number of Common Shares equal to the Conversion Rate.
          (b) The “Conversion Rate,” subject to adjustment as provided in Section 13 hereof, shall be as follows:
     (i) if the Applicable Market Value of the Common Shares is equal to or greater than $___(the “Threshold Appreciation Price”), then the Conversion Rate shall be equal to one minus a fraction, the numerator of which shall be $___(which is the difference between the Threshold Appreciation Price and $___(the “Reference Price”)), and the denominator of which shall be the Applicable Market Value of the Common Shares;
     (ii) if the Applicable Market Value of the Common Shares is less than the Threshold Appreciation Price but greater than the Reference Price, then the Conversion Rate shall be equal to $___divided by the Applicable Market Value of the Common Shares; and
     (iii) if the Applicable Market Value of the Common Shares is less than or equal to the Reference Price, then the Conversion Rate shall be equal to one Common Share per Mandatory Convertible Preferred Share.

          (c) The holders of Mandatory Convertible Preferred Shares on the Mandatory Conversion Date shall have the right to receive an amount in cash equal to all accrued, cumulated and unpaid dividends, whether or not declared, on the Mandatory Convertible Preferred Shares for the then current Quarterly Dividend Period until the Mandatory Conversion Date and all prior Quarterly Dividend Periods; provided that the Company has sufficient lawful funds to pay such dividends at such time.
          (d) To the extent that the Company does not have sufficient lawful funds to pay in full in cash all of such accrued, cumulated and unpaid dividends, the holders of Mandatory Convertible Preferred Shares on the Mandatory Conversion Date shall be entitled to receive, upon conversion of the Mandatory Convertible Preferred Shares on the Mandatory Conversion Date, an additional number of Common Shares per Mandatory Convertible Preferred Share equal to the amount of such accrued, cumulated and unpaid dividends per share divided by the Five-Day Average Market Price as of the Mandatory Conversion Date. Any resulting fractional Common Shares shall be settled in cash as provided in Section 12 hereof, subject to the availability of sufficient lawful funds to make such settlement.
          SECTION 8. Early Conversion at the Option of the Holder . (a) The Mandatory Convertible Preferred Shares are convertible, in whole or in part at the option of the holder thereof at any time prior to the Mandatory Conversion Date (“Early Conversion”), into Common Shares at the conversion rate of [ ] Common Shares per Mandatory Convertible Preferred Share, subject to adjustment as provided in Section 13 hereof, upon written notice of such conversion by the holder of the Mandatory Convertible Preferred Shares.
          (b) Any written notice of conversion pursuant to this Section 8 shall be duly executed by the holder of the Mandatory Convertible Preferred Shares, and specify:
     (i) the number of Mandatory Convertible Preferred Shares to be converted;
     (ii) the name(s) in which the Common Shares issuable upon conversion shall be registered (subject to compliance with applicable legal requirements if any of such certificates are to be registered in a name other than the name of the holder);
     (iii) the address to which any certificates to be issued upon such conversion shall be delivered; and
     (iv) any other transfer forms, tax forms or other relevant documentation required and specified by the Transfer Agent, if necessary, to effect the conversion.
          (c) If specified by the holder in the notice of conversion that Common Shares issuable upon conversion of the Mandatory Convertible Preferred Shares shall be registered to a Person other than the holder surrendering the shares of Mandatory Convertible Preferred Shares being converted, the holder shall pay or cause to be paid any transfer or similar taxes payable in connection therewith.
          (d) Upon receipt by the Transfer Agent of a completed and duly executed notice of conversion as set forth in Section 8(b) hereof, compliance with Section 8(c) hereof, if applicable, and surrender of a certificate (if held in certificated form) evidencing Mandatory

Convertible Preferred Shares to be converted, the Company shall, within three Business Days or as soon as possible thereafter, issue and shall instruct the Transfer Agent to register the number of Common Shares to which such holder shall be entitled upon conversion in the name(s) specified by such holder in the notice of conversion and the Company shall promptly send or cause to be sent, by hand delivery (with receipt to be acknowledged) or by first-class mail, postage prepaid, to the holder thereof, at the address designated by such holder in the written notice of conversion, a certificate or certificates representing the number of Common Shares to which such holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing Mandatory Convertible Preferred Shares only part of which are to be converted, the Company shall issue and deliver to such holder or such holder’s designee in the manner provided in the immediately preceding sentence a new certificate or certificates representing the remaining number of Mandatory Convertible Preferred Shares that shall not have been converted.
          (e) The issuance by the Company of Common Shares upon a conversion of shares of Mandatory Convertible Preferred Shares in accordance with this Section 8 shall be deemed effective (the “Early Conversion Date”) immediately prior to the close of business on the day of receipt by the Transfer Agent of the notice of conversion and other documents, if any, set forth in Section 8(b) hereof, compliance with Section 8(c) hereof, if applicable, and surrender by such holder or such holder’s designee of the certificate or certificates (if held in certificated form) evidencing the Mandatory Convertible Preferred Shares to be converted, duly assigned or endorsed for transfer to the Company, or accompanied by duly executed share powers relating thereto or in blank.
          (f) A holder that has exercised an Early Conversion right in accordance with the terms of this Section 8 shall be entitled to receive, in addition to the number of Common Shares provided for in this Section 8 and at the time that such holder is entitled to receive such Common Shares, an amount in cash equal to the sum of all accrued, cumulated and unpaid dividends on each Mandatory Convertible Preferred Share being converted in accordance with the terms of this Section 8, whether or not declared, for the portion of the then current Dividend Period until the Early Conversion Date and all prior Dividend Periods (other than previously declared dividends on such Mandatory Convertible Preferred Share payable to a holder or holders of record as of a prior date), provided that the Company is then legally permitted to pay such dividends. Except as described above, the Company will make no payment or allowance for unpaid dividends on the Mandatory Convertible Preferred Shares being converted in any Early Conversion.
          SECTION 9. Early Conversion Upon Cash Merger . (a) In the event of an amalgamation, merger or consolidation of the Company with or into another Person prior to the Mandatory Conversion Date and in which the Common Shares outstanding immediately prior to such amalgamation, merger or consolidation are exchanged for consideration consisting of at least 30% cash or cash equivalents (any such event, a “Cash Merger”), then the holders of the Mandatory Convertible Preferred Shares shall have the right to convert their Mandatory Convertible Preferred Shares as provided herein (such conversion pursuant to this Section 9(a) being the “Merger Early Conversion”).

          (b) On or before the fifth Business Day after the consummation of a Cash Merger, the Company or the corporation surviving the Cash Merger (the “Surviving Corporation”) or, at the request and expense of the Surviving Corporation, the Transfer Agent, shall give all holders of the Mandatory Convertible Preferred Shares notice by first class mail of the occurrence of the Cash Merger and of the Merger Early Conversion right arising as a result thereof. The Surviving Corporation shall also deliver a copy of such notice to the Transfer Agent. Each such notice shall contain:
     (i) the date, which shall be not less than 20 nor more than 35 calendar days after the date of such notice, on which the Merger Early Conversion will be effected (such date being the “Merger Early Conversion Date”);
     (ii) the date, which shall be on, or one Business day prior to, the Merger Early Conversion Date, by which the Merger Early Conversion right must be exercised;
     (iii) the Conversion Rate in effect on the Trading Day immediately preceding such Cash Merger (calculated as if the Trading Day immediately preceding such Cash Merger were the Mandatory Conversion Date) and the kind and amount of cash, securities and other property receivable per Mandatory Convertible Preferred Share by the holder upon conversion of Mandatory Convertible Preferred Shares pursuant to Section 9(d); and
     (iv) the instructions a holder must follow to exercise the Merger Early Conversion right.
          (c) To exercise a Merger Early Conversion right, a holder shall deliver to the Transfer Agent at its Corporate Trust Office the certificates (if held in certificated form) evidencing the Mandatory Convertible Preferred Shares with respect to which the Merger Early Conversion right is being exercised, duly assigned or endorsed for transfer to the Surviving Corporation, or accompanied by duly executed share powers relating thereto or in blank, with a written notice (the “Merger Early Conversion Notice”) to the Surviving Corporation stating the holder’s intention to convert early in connection with the Cash Merger, containing the information set forth in Section 8(b) hereof and providing the Surviving Corporation with payment instructions. The Merger Early Conversion Notice must be received by the Transfer Agent by 5:00 p.m. New York City time on the date referred to in Section 9(b)(ii) hereof.
          (d) If the holder exercises its Merger Early Conversion right pursuant to the terms hereof, on the Merger Early Conversion Date the Surviving Corporation shall deliver or cause to be delivered the net cash, securities and other property entitled to be received by such exercising holder, determined by assuming the holder had converted its Mandatory Convertible Preferred Shares immediately prior to the Cash Merger at the Conversion Rate in effect on the Trading Day immediately preceding such Cash Merger calculated in accordance with Section 7(b) hereof and assuming that such holder was not the counterparty to the Cash Merger or an Affiliate of such counterparty and did not exercise any rights of election with respect to the kind or amount of consideration to be received. In the event a Merger Early Conversion right is exercised by a holder in accordance with the terms hereof, (i) all references herein to Mandatory Conversion Date shall be deemed to refer to such Merger Early Conversion Date and (ii) if a

Reorganization Event (other than the Cash Merger) has previously occurred, “Applicable Market Value” shall be deemed to refer to the Applicable Market Value of the Exchange Property as determined in accordance with Section 13(e) hereof. If a holder does not elect to exercise the Merger Early Conversion right pursuant to this Section 9 in lieu of Common Shares, the Surviving Corporation shall deliver to such holder on the Mandatory Conversion Date or an Early Conversion Date, such net cash, securities and other property as determined in accordance with Section 13(e) hereof.
          (e) In the event that a Merger Early Conversion is effected with respect to Mandatory Convertible Preferred Shares representing less than all the Mandatory Convertible Preferred Shares held by a holder in certificated form, upon such Merger Early Conversion the Surviving Corporation shall execute and the Transfer Agent shall, unless otherwise instructed in writing, countersign and deliver to the holder thereof, at the expense of the Surviving Corporation, a certificate evidencing the Mandatory Convertible Preferred Shares as to which Merger Early Conversion was not effected.
          (f) A holder that has exercised a Merger Early Conversion right in accordance with the terms of this Section 9 shall be entitled to receive, in addition to the net cash, securities and other property provided for in this Section 9 and at the time that such holder is entitled to receive such net cash, securities and other property, an amount in cash equal to the sum of all accrued, cumulated and unpaid dividends on each Mandatory Convertible Preferred Share being converted in accordance with the terms of this Section 9, whether or not declared, for the portion of the then current Dividend Period until the Merger Early Conversion Date and all prior Dividend Periods (other than previously declared dividends on such Mandatory Convertible Preferred Share payable to a holder or holders of record as of a prior date), provided that the Company is then legally permitted to pay such dividends. Except as described above, the Company will make no payment or allowance for unpaid dividends on the Mandatory Convertible Preferred Shares being converted in any Merger Early Conversion.
          SECTION 10. Conversion Procedures . (a) Upon issuance and delivery to the Transfer Agent of certificates representing Common Shares to be delivered upon conversion of the Mandatory Convertible Preferred Shares on the Mandatory Conversion Date, the Merger Early Conversion Date or any Early Conversion Date (collectively, a “Conversion Date”), dividends on any Mandatory Convertible Preferred Shares converted to Common Shares shall cease to accrue and cumulate, and such Mandatory Convertible Preferred Shares shall cease to be outstanding, in each case, subject to the right of holders of such Mandatory Convertible Preferred Shares to receive any accrued, cumulated and unpaid dividends or other payments on such shares to which they are otherwise entitled pursuant to Sections 7, 8 or 9 hereof, as applicable.
          (b) The Person or Persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder(s) of such Common Shares as of the close of business on the Mandatory Conversion Date, the Merger Early Conversion Date or any Early Conversion Date, as the case may be. No allowance or adjustment, except as set forth in Section 13 hereof, shall be made in respect of dividends payable to record holders of Common Shares as of any date prior to such effective date. Prior to such effective date, Common Shares issuable upon conversion of any Mandatory

Convertible Preferred Shares shall not be deemed outstanding for any purpose, and holders of Mandatory Convertible Preferred Shares shall have no rights with respect to the Common Shares (including voting rights, rights to respond to tender offers for the Common Shares and rights to receive any dividends or other distributions on the Common Shares) by virtue of holding Mandatory Convertible Preferred Shares.
          (c) Mandatory Convertible Preferred Shares duly converted in accordance with this Certificate of Designations, or otherwise reacquired by the Company, shall not be reissued as such, shall automatically be retired and shall resume the status of authorized and unissued preferred shares, undesignated as to series.
          (d) In the event that a holder of Mandatory Convertible Preferred Shares shall not by written notice designate the name in which Common Shares to be issued upon conversion of such Mandatory Convertible Preferred Shares should be registered or the address to which the certificate or certificates representing such shares should be delivered, the Company shall be entitled to register such shares, and make such payment, in the name of the holder of such Mandatory Convertible Preferred Shares as shown on the records of the Company and to send the certificate or certificates representing such shares to the address of such holder shown on the records of the Company.
          SECTION 11. Reservation of Common Shares . (a) The Company shall at all times reserve and keep available out of its authorized and unissued Common Shares, solely for issuance upon the conversion of Mandatory Convertible Preferred Shares as herein provided, free from any preemptive or other similar rights, such number of Common Shares as shall from time to time be issuable upon the conversion of all the Mandatory Convertible Preferred Shares then outstanding. For purposes of this Section 10(a), the number of Common Shares that shall be deliverable upon the conversion of all outstanding Mandatory Convertible Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder.
          (b) All Common Shares delivered upon conversion of the Mandatory Convertible Preferred Shares shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, claims, security interests and other encumbrances created by the holders).
          (c) Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Mandatory Convertible Preferred Shares, the Company shall comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.
          (d) The Company hereby covenants and agrees that, if at any time the Common Shares shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Shares shall be so listed on such exchange or automated quotation system, all Common Shares issuable upon conversion of the Mandatory Convertible Preferred Shares; provided, however, that if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Common Shares until the first conversion of Mandatory Convertible Preferred Shares into Common Shares in accordance with the provisions hereof, the Company covenants to list such Common Shares issuable upon conversion of the Mandatory Convertible Preferred Shares in accordance with the requirements of such exchange or automated quotation system not later than such time.
          SECTION 12. Fractional Shares . (a) No fractional Common Shares will be issued as a result of any conversion of Mandatory Convertible Preferred Shares.
          (b) In lieu of any fractional Common Share otherwise issuable in respect of any mandatory conversion pursuant to Section 7 hereof or any conversion at the option of the Company pursuant to Section 8 or Section 9 hereof, the Company shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the average of the daily Closing Price of the Common Shares for each of the five consecutive Trading Days preceding the Trading Day immediately preceding the date of conversion.
          (c) If more than one Mandatory Convertible Preferred Share is surrendered for conversion at one time by or for the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Mandatory Convertible Preferred Shares so surrendered.
          SECTION 13. Anti-Dilution Adjustments to the Conversion Rate. (a) The Conversion Rate and the number of Common Shares to be delivered upon conversion shall be subject to the following adjustments:
     (i) Share Dividends and Distributions. In case the Company shall pay or make a dividend or other distribution on the Common Shares in Common Shares, the Conversion Rate in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be increased by dividing such Conversion Rate by a fraction, the numerator of which shall be the number of Common Shares outstanding at the close of business on the date fixed for such determination, and the denominator of which shall be the sum of such number of shares of Common Shares outstanding and the total number of Common Shares constituting such dividend or other distribution, such increase to become effective immediately prior to the opening of business on the day following the date fixed for such determination. For the purposes of this Section 13(a)(i), the number of Common Shares at the time outstanding shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of Common Shares.
     (ii) Subdivisions, Splits and Combinations of the Common Shares. In case outstanding Common Shares shall be subdivided or split into a greater number of Common Shares, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision or split becomes effective shall be proportionately increased, and, conversely, in case outstanding Common Shares shall be combined into a smaller number of Common Shares, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately prior to the opening of business on the day following the day upon which such subdivision, split or combination becomes effective.
     (iii) Issuance of Share Purchase Rights. In case the Company shall issue rights or warrants to all holders of its Common Shares (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans), entitling such holders, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase Common Shares at a price per share less than the Current Market Price on the date fixed for the determination of shareholders entitled to receive such rights or warrants, the Conversion Rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by multiplying such Conversion Rate by a fraction, the numerator of which shall be the sum of the number of Common Shares outstanding at the close of business on the date fixed for such determination and the number of shares of Common Shares so offered for subscription or purchase, and the denominator of which shall be the sum of the number of Common Shares outstanding at the close of business on the date fixed for such determination and the number of Common Shares which the aggregate offering price of the total number of Common Shares so offered for subscription or purchase would purchase at such Current Market Price, such increase to become effective immediately prior to the opening of business on the day following the date fixed for such determination. For the purposes of this Section 13(a)(iii), the number of Common Shares at any time outstanding shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of Common Shares.
     (iv) Debt, Securities or Asset Distribution. (A) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Shares evidences of its indebtedness, capital shares, securities, cash or other assets (excluding any dividend or distribution referred to in Section 13(a)(i) or Section 13(a)(ii) hereof, any rights or warrants referred to in Section 13(a)(iii) or Section 13(a)(viii) hereof, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Company, a subsidiary of the Company or any third party, and any dividend of capital shares of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a Spin-Off referred to in Section 13(a)(iv)(B) hereof), the Conversion Rate in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution shall be adjusted by multiplying such Conversion Rate by a fraction, the numerator of which shall be the Current Market Price of the Common Shares on the date fixed for such determination and the denominator of which shall be such Current Market Price of the Common Shares less the then Fair Market Value of the portion of the evidences of indebtedness, capital shares, securities, cash or other assets so distributed applicable to one Common Share, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution. In any case in which this Section 13(a)(iv)(A) is applicable, Section 13(a)(iv)(B) shall not be applicable.
     (B) In the case of a Spin-Off, the Conversion Rate in effect immediately prior to the close of business on the record date fixed for determination of shareholders entitled to receive such distribution will be increased by multiplying such Conversion Rate by a fraction, the numerator of which is the sum of the Current Market Price of the Common Shares and the Fair Market Value of the portion of those capital shares or similar equity interests so distributed applicable to one Common Share and the denominator of which is such Current Market Price of the Common Shares. Any adjustment to the Conversion Rate under this Section 13(a)(iv)(B) will occur on the fifteenth Trading Day from, but excluding, the “ex-date” with respect to the Spin-Off.
     (v) Cash Distributions. In case the Company shall distribute, by way of dividend or otherwise, cash to all holders of its Common Shares (excluding (a) any cash dividend on the Common Shares to the extent that the aggregate cash dividend per Common Share does not exceed (i) $0.08 in any fiscal quarter in the case of a quarterly dividend or (ii) $0.32 in the prior twelve months in the case of an annual dividend (each such number, the “Dividend Threshold Amount”), (b) any cash that is distributed in a Reorganization Event described in Section 13(e) hereof or as part of a distribution referred to in Section 13(a)(iv) hereof, (c) any dividend or distribution in connection with the liquidation, dissolution or winding-up of the Company, and (d) any consideration payable in connection with a tender or exchange offer made by the Company, any subsidiary of the Company or any third party), the Conversion Rate in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution shall be adjusted by multiplying such Conversion Rate by a fraction, the numerator of which shall be the Current Market Price of the Common Shares on the date fixed for such determination and the denominator of which shall be the Current Market Price of the Common Shares on the date fixed for such determination minus the amount per share of such dividend or distribution. The Dividend Threshold Amount is subject to adjustment on an inversely proportional basis whenever the Conversion Rate is adjusted, provided that no adjustment will be made to the Dividend Threshold Amount for any adjustment made to the Conversion Rate pursuant to this Section 13(a)(v) or Sections 13(a)(iii), 13(a)(iv), 13(a)(vi) or 13(a)(vii) hereof.
     (vi) Self Tender Offers and Exchange Offers. In case a tender or exchange offer made by the Company or any subsidiary of the Company for all or any portion of the Common Shares shall expire and such tender offer or exchange offer (as amended upon the expiration thereof) shall require the payment to shareholders (based on the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares (as defined below)) of an aggregate consideration per Common Share having a Fair Market Value that exceeds the Current Market Price of the Common Shares on the seventh Trading Day next succeeding the last date on which tenders or exchanges could have been made pursuant to such tender or exchange offer (as it may be amended) (the “Self Tender Expiration Time”), then, and in each such case, the Conversion Rate in effect at the opening of business on the eighth Trading Day after the date of the Self Tender Expiration Time shall be adjusted by dividing such Conversion Rate by a fraction, (i) the numerator of which shall be (A) the Current Market Price of the Common Shares on the seventh Trading Day after the date of the Self Tender Expiration Time multiplied by the number of Common Shares outstanding (including any Common Shares validly tendered and not withdrawn) on the date of the Self Tender Expiration Time less (B) the amount of cash plus the Fair Market Value of any other consideration payable to shareholders in the tender or exchange offer, assuming the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Self Tender Expiration Time (the shares deemed so accepted up to any such maximum being referred to as the “Purchased Shares”), and (ii) the denominator of which shall be (A) the Current Market Price of the Common Shares on the seventh Trading Day after the date of the Self Tender Expiration Time multiplied by (B) the number of Common Shares outstanding (including Common Shares validly tendered and not withdrawn) on the date of the Shelf Tender Expiration Time minus the number of Purchased Shares.
     (vii) Third Party Tender Offers and Exchange Offers. In case any offeror other than the Company or any subsidiary of the Company makes a payment in respect of a tender offer or exchange offer with respect to which, as of the last date on which tenders or exchanges could have been made pursuant to such tender or exchange offer (as it may be amended) (the “Expiration Time”), the Board is not recommending a rejection, then, and in each such case, the Conversion Rate in effect at the opening of business on the eighth Trading Day after the date of the Expiration Time shall be adjusted by dividing such Conversion Rate by a fraction, (i) the numerator of which will be the sum of (x) the Fair Market Value of the aggregate consideration payable to all holders of Common Shares based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all Common Shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Accepted Purchased Shares”) and (y) the number of Common Shares outstanding less any such Accepted Purchased Shares multiplied by the Current Market Price of the Common Shares on the seventh Trading Day next succeeding the Expiration Time and (ii) the denominator of which will be the number of Common Shares outstanding, including any such Accepted Purchased Shares multiplied by the Current Market Price of the Common Shares on the seventh Trading Day next succeeding the Expiration Time. The adjustment referred to in this Section 13(a)(vii) will only be made if (A) the tender offer or exchange offer is for an amount that increases the offeror’s ownership of Common Shares to more than 30% of the total Common Shares outstanding; and (B) the cash and Fair Market Value of any other consideration included in the payment per Common Share exceeds the Current Market Price of the Common Shares on the seventh Trading Day next succeeding the Expiration Time. The adjustment referred to in this Section 13(a)(vii) will not be made if as of the Expiration Time, the offering documents disclose a plan or an intention to cause the Company to engage in a consolidation, amalgamation or merger or a sale of all or substantially all of the Company’s assets. In the event the offeror is obligated to purchase Common Shares pursuant to any such tender or exchange offer, but such offeror is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall be readjusted to what would have been in effect if such tender or exchange offer had not been made.
     (viii) Rights Plans. To the extent that the Company has a shareholder rights plan in effect with respect to its Common Shares on any Conversion Date, in accordance with the terms of the shareholder rights plan, upon conversion of any Mandatory Convertible Preferred Shares, holders of Mandatory Convertible Preferred Shares shall receive, in addition to the Common Shares, the rights under such shareholder rights plan. If, however, prior to such Conversion Date, the rights have separated from the Common Shares and the holders of Mandatory Convertible Preferred Shares do not receive upon conversion, in addition to Common Shares, the rights under the plan, then the Conversion Rate will be adjusted at the time of separation of such rights as if the Company made a distribution to all holders of the Common Shares as described in Section 13(a)(iv) hereof, subject to readjustment in the event of the expiration, termination or redemption of such rights. In lieu of any such adjustment, the Company may amend the shareholder rights plan to provide that upon conversion of Mandatory Convertible Preferred Shares, the holders of Mandatory Convertible Preferred Shares will receive, in addition to Common Shares issuable upon such conversion, the rights that would have attached to such Common Shares if the rights had not been separated from Common Shares under the shareholder rights plan.
          (b) Adjustment for Tax Reasons. The Company may make such increases in the Conversion Rate, in addition to any other increases required by this Section 13, if the Board deems it advisable to avoid or diminish any income tax to holders of the Common Shares resulting from any dividend or distribution of Common Shares (or issuance of rights or warrants to acquire Common Shares) or from any event treated as such for income tax purposes or for any other reason.
     (c) Calculation of Adjustments. (i) All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th (or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th) of a Common Share. Prior to the Mandatory Conversion Date, no adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided that any adjustments which by reason of this Section 13(c) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, that on the Mandatory Conversion Date, adjustments to the Conversion Rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such date. If an adjustment is made to the Conversion Rate pursuant to Sections 13(a)(i), 13(a)(ii), 13(a)(iii), 13(a)(iv), 13(a)(v), 13(a)(vi), 13(a)(vii) or 13(b), an inversely proportional adjustment shall also be made to the Threshold Appreciation Price and the Reference Price solely for purposes of determining which of Sections 7(b)(i), 7(b)(ii) and 7(b)(iii) will apply on the Conversion Date. Such adjustment shall be made by dividing each of the Threshold Appreciation Price and the Reference Price by a fraction, the numerator of which shall be the Conversion Rate immediately after such adjustment pursuant to Sections 13(a)(i), 13(a)(ii), 13(a)(iii), 13(a)(iv), 13(a)(v), 13(a)(vi), 13(a)(vii) or 13(b) and the denominator of which shall be the Conversion Rate immediately before such adjustment; provided that if such adjustment to the Conversion Rate is required to be made pursuant to the occurrence of any of the events contemplated by Sections 13(a)(i), 13(a)(ii), 13(a)(iii), 13(a)(iv), 13(a)(v), 13(a)(vi), 13(a)(vii) or 13(b) during the period taken into consideration for determining the Applicable Market Value, appropriate and customary adjustments shall be made to the Conversion Rate.
     (ii) No adjustment to the Conversion Rate need be made if holders of Mandatory Convertible Preferred Shares may participate in the transaction that would otherwise give rise to an adjustment, including through the receipt of such distributed assets or securities upon conversion of the Mandatory Conversion Preferred Shares, so long as the distributed assets or securities the holders would receive upon conversion of the Mandatory Convertible Preferred Shares, if convertible, exchangeable or exercisable, are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of the Mandatory Convertible Preferred Shares. If the denominator of the fraction described in Section 13(a)(iv)(A) or Section 13(a)(v) hereof is less than $1.00 (including a negative amount), then in lieu of any adjustment of the Conversion Rate, the Company shall make adequate provision so that each holder shall have the right to receive upon conversion, in addition to the Common Shares issuable upon such conversion, the distribution or dividend such holder would have received had such holder converted such Mandatory Convertible Preferred Shares into Common Shares immediately prior to the record date for such distribution or dividend. In the case where adjustment to the Conversion Rate pursuant to this Certificate of Designations is effective upon the Record Date for a distribution or dividend, if the distribution or dividend is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such distribution or dividend had not been declared. The applicable Conversion Rate shall not be adjusted:
     (i) upon the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in Common Shares under any employee benefit plan;
     (ii) upon the issuance of any Common Shares or rights or warrants to purchase Common Shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any subsidiary of the Company;
     (iii) upon the issuance of any Common Shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Mandatory Convertible Preferred Shares were first issued or pursuant to the conversion of the Mandatory Convertible Preferred Shares;
     (iv) for changes in the par value of the Common Shares, or from par value to no par value, or from no par value to par value;
     (v) for accrued, cumulated and unpaid dividends; or
     (vi) upon the issuance of any Common Shares for cash or in connection with acquisitions (other than upon the exercise of rights or warrants as provided in Sections 13(a)(iii) and 13(a)(iv) hereof).
     (iii) The Company shall have the power to resolve any ambiguity or correct any error in this Section 13 and its action in so doing, as evidenced by a resolution of the Board or an authorized committee thereof, shall be final and conclusive.

          (d) Notice of Adjustment. Whenever the Conversion Rate is to be adjusted in accordance with Section 13(a) or (b), the Company shall: (i) compute the Conversion Rate in accordance with Section 13(a) or (b) and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth the Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Rate pursuant to Section 13(a) or (b) hereof (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, by first-class mail a written notice to the holders of the Mandatory Convertible Preferred Shares of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the revised Conversion Rate.
          (e) Reorganization Events. In the event of:
     (i) any amalgamation, merger or consolidation of the Company with or into another Person (other than an amalgamation, merger or consolidation in which the Company is the continuing company and in which the Common Shares outstanding immediately prior to the amalgamation, merger or consolidation are not exchanged for cash, securities or other property of the Company or another Person);
     (ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company,
     (iii) any reclassification of Common Shares into securities other than Common Shares, or
     (iv) any statutory exchange of securities of the Company with another Person (other than in connection with an amalgamation, merger or consolidation) (any such event specified in this Section 13(e), a “Reorganization Event”), each Mandatory Convertible Preferred Share outstanding immediately prior to such Reorganization Event shall, after such Reorganization Event, and without the consent of the holders of the Mandatory Convertible Preferred Shares, be convertible into the kind of securities, cash and other property receivable in such Reorganization Event (without any interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to the Conversion Date) per Common Share (the “Exchange Property”) by a holder of Common Shares that (1) is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale, transfer, lease or conveyance was made, as the case may be (any such person, a “Constituent Person”), or an Affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Shares held by Affiliates of the Company and non-Affiliates, and (2) failed to exercise such holder’s rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Reorganization Event (provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each Common Share held immediately prior to such Reorganization Event by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-electing Share”), then, for the purpose of this Section 13(e) the kind and amount of securities, cash and other property receivable upon such Reorganization Event by each Non-electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-electing Shares). The amount of Exchange Property receivable upon conversion of any Mandatory Convertible Preferred Shares in accordance with Sections 7, 8 or 9 hereof shall be determined based upon the applicable Conversion Rate in effect with respect to such conversion on such Conversion Date.
          For purposes of this Section 13(e), “Applicable Market Value” shall be deemed to refer to the Applicable Market Value of the Exchange Property and such value shall be determined (A) with respect to any publicly traded securities that compose all or part of the Exchange Property, based on the Closing Price of such securities, (B) in the case of any cash that composes all or part of the Exchange Property, based on the amount of such cash and (C) in the case of any other property that composes all or part of the Exchange Property, based on the value of such property, as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose. For purposes of this Section 13(e), references to Common Shares in the definitions of “Closing Price” and “Trading Day” shall be replaced by references to any publicly traded securities that comprise all or part of the Exchange Property.
          The above provisions of this Section 13(e) shall similarly apply to successive Reorganization Events and the provisions of Section 13 shall apply to any capital shares of the Company (or any successor) received by the holders of Common Shares in any such Reorganization Event.
          The Company (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the holders of Mandatory Convertible Preferred Shares of such occurrence and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 13(e).
          SECTION 14. Replacement Certificates . (a) If certificates evidencing outstanding Mandatory Convertible Preferred Shares shall be mutilated, lost, stolen or destroyed, the Company shall, at the expense of the holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Mandatory Convertible Preferred Share certificate, or in lieu of and substitution for the Mandatory Convertible Preferred Share certificate lost, stolen or destroyed, a new Mandatory Convertible Preferred Share certificate of like tenor and representing an equivalent amount of Mandatory Convertible Preferred Shares, but only upon receipt of evidence of such loss, theft or destruction of such Mandatory Convertible Preferred Shares certificate and indemnity satisfactory to the Company and the Transfer Agent.
          (b) The Company is not required to issue any certificates representing the Mandatory Convertible Preferred Shares on or after the Mandatory Conversion Date. In lieu of the delivery of a replacement certificate following the Mandatory Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described above, will deliver the Common Shares or the Exchange Property issuable pursuant to the terms of the Mandatory Convertible Preferred Shares formerly evidenced by the certificate.

          SECTION 15.Transfer Agent, Registrar and Paying Agent. The duly appointed Transfer Agent for the Mandatory Convertible Preferred Shares shall be Mellon Investor Services, LLC. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the holders of the Mandatory Convertible Preferred Shares.
          SECTION 16. Form . (a) Mandatory Convertible Preferred Shares shall be issued in the form of one or more permanent global Mandatory Convertible Preferred Shares in definitive, fully registered form with the global legend (the “Global Shares Legend”), as set forth on the form of Mandatory Convertible Preferred Share certificate attached hereto as Exhibit A (each, a “Global Preferred Share”), which is hereby incorporated in and expressly made a part of this Certificate of Designations. The Global Preferred Share may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage, provided that any such notation, legend or endorsement is in a form acceptable to the Company. The Global Preferred Share shall be deposited on behalf of the holders of the Mandatory Convertible Preferred Shares represented thereby with the Transfer Agent, at its New York office, as custodian for DTC or a successor Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and countersigned and registered by the Transfer Agent as hereinafter provided. The aggregate number of Mandatory Convertible Preferred Shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary or its nominee as hereinafter provided. This Section 16(a) shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Company shall execute and the Transfer Agent shall, in accordance with this Section 16, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Transfer Agent to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Transfer Agent as custodian for the Depositary pursuant to an agreement between the Depositary and the Transfer Agent. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designations with respect to any Global Preferred Share held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Share, and the Depositary may be treated by the Company, the Transfer Agent and any agent of the Company or the Transfer as the absolute owner of such Global Preferred Share for all purposes whatsoever, except as may otherwise be required by applicable law. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Transfer Agent or any agent of the Company or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. The holder of the Mandatory Convertible Preferred Shares may grant proxies or otherwise authorize any Person to take any action that a holder is entitled to take pursuant to the Mandatory Convertible Preferred Shares, this Certificate of Designations or the Bye-laws. Except as otherwise required by applicable law, owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated

Mandatory Convertible Preferred Shares, unless (x) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for the Global Preferred Share and the Company does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a “clearing agency” registered under the Securities Exchange Act of 1934, as amended, and the Company does not appoint a qualified replacement for the Depositary within 90 days or (z) the Company decides to discontinue the use of book-entry transfer through the Depositary. In any such case, the Global Preferred Share shall be exchanged in whole for definitive Mandatory Convertible Preferred Shares in certificated form, with the same terms and of an equal aggregate Liquidation Preference. Definitive Mandatory Convertible Preferred Shares shall be registered in the name or names of the Person or Person specified by the Depositary in a written instrument to the Transfer Agent.
     (b) (i) An Officer shall sign the Global Preferred Share for the Company, in accordance with the Company’s Bye-laws and applicable law, by manual or facsimile signature. The Company may, at its option, affix its seal to a Global Preferred Share, in which case an Officer shall attest thereto.
     (ii) If an Officer whose signature is on a Global Preferred Share no longer holds that office at the time the Transfer Agent countersigned the Global Preferred Share, the Global Preferred Share shall be valid nevertheless.
     (iii) A Global Preferred Share shall not be valid until an authorized signatory of the Transfer Agent manually countersigns Global Preferred Share. Each Global Preferred Share shall be dated the date of its countersignature.
          SECTION 17. No Redemption, Sinking Fund or Preemptive Rights . (a) The Mandatory Convertible Preferred Shares are not redeemable.
          (b) The Mandatory Convertible Preferred Shares shall not be subject to any mandatory redemption, sinking fund, retirement fund or purchase fund or other similar provisions. Holders of Mandatory Convertible Preferred Shares shall have no right to require redemption, repurchase or retirement of any Mandatory Convertible Preferred Shares and shall have no preemptive rights.
          SECTION 18. Miscellaneous . (a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at The Belvedere Building, 69 Pitts Bay Road, Pembroke HM 08, Bermuda (Attention: the Secretary), (ii) if to the Transfer Agent, to its Corporate Trust Office, (iii) if to any holder of the Mandatory Convertible Preferred Shares or holder of Common Shares, as the case may be, to such holder at the address of such holder shown on the records of the Company (which may include the records of any transfer agent for the Mandatory Convertible Preferred Shares or Common Shares, as the case may be), or (iv) to such other address as the Company, the Transfer Agent or any such holder, as the case may be, shall have designated by notice similarly given.

          (b) The Company shall pay any and all share transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of Mandatory Convertible Preferred Shares or Common Shares or other securities issued on account of Mandatory Convertible Preferred Shares pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the registration or delivery of Mandatory Convertible Preferred Shares or Common Shares or other securities in a name other than that in which the Mandatory Convertible Preferred Shares with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.
          (c) The Liquidation Preference and the annual dividend rate set forth herein each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Mandatory Convertible Preferred Shares. Such adjustments shall be determined in good faith by the Board and submitted by the Board to the Transfer Agent.
          SECTION 19. Definitions. Unless otherwise defined herein, capitalized terms used in this Certificate of Designations shall have the following meanings:
          “Accepted Purchased Shares” shall have the meaning set forth in Section 13(a)(vii) hereof.
          “Additional Directors” shall have the meaning set forth in Section 5(c) hereof.
          “Affiliate” shall have the meaning given to that term in Rule 405 promulgated under the Securities Act of 1933, as amended, or any successor rule.
          “Agent Members” shall have the meaning set forth in Section 16(a) hereof.
          “Applicable Market Value” means the arithmetic average of the volume-weighted average price per Common Share or securities distributed in a Spin-Off, as applicable, for each of the 20 Trading Days ending on the third Business Day immediately preceding the applicable Conversion Date, as reported by Bloomberg Professional Service for the period beginning at 9:30 am, New York City time, and ending at 4:00 pm, New York City time. If the third Business Day prior to the applicable Conversion Date is not a Trading Day, the 20-day trading period will end on the last Trading Day prior to the third Business Day prior to the applicable Conversion Date. If, on any Trading Day no volume-weighted average price is reported for the Common Shares or securities distributed in a Spin-Off, as applicable, by Bloomberg Professional Service, the Closing Price of the Common Shares or such other securities will be substituted for the volume-weighted average price for such day.
          “Board” shall have the meaning set forth in the Preamble hereof.

          “Business Day” means any day other than a Saturday or Sunday or any other day on which banks in The City of New York are authorized or required by law or executive order to close.
          “Bye-law Amendment Date” means the date on which the Bye-laws are amended to delete Article 51(4) in its entirety.
          “Cash Merger” shall have the meaning set forth in Section 9(a) hereof.
          “Certificate of Designations” means this Certificate of Designations of ___% Series A Mandatory Convertible Preferred Shares of Platinum Underwriters Holdings, Ltd.
          “Closing Price” means, as of any date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price, of the Common Shares or any securities distributed in a Spin-Off, as the case may be, on the New York Stock Exchange on that date. If Common Shares or any such securities distributed in a Spin-Off, as the case may be, are not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Shares or such securities on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Shares or such securities are so listed or quoted, or if the Common Shares or such securities are not so listed or quoted on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if no closing price for the Common Shares or such securities is so reported, the last quoted bid price for the Common Shares or such securities in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if that bid price is not available, the market price of the Common Shares or such securities on that date as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose. For the purposes of this Certificate of Designations, all references herein to the closing sale price of the Common Shares on the New York Stock Exchange shall be such closing sale price as reflected on the website of the New York Stock Exchange (www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price on the website of the New York Stock Exchange shall govern.
          “Common Shares” as used in this Certificate of Designations means the Company’s common shares, par value $0.01 per share, as the same exists at the date of filing of this Certificate of Designations relating to the Mandatory Convertible Preferred Shares, or any other class of shares resulting from successive changes or reclassifications of such Common Shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. However, subject to the provisions of Section 13(e) hereof, Common Shares issuable on conversion of shares of Mandatory Convertible Preferred Shares shall include only shares of the class designated as Common Shares of the Company at the date of the filing of this Certificate of Designations with the minute books of the Company or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all classes resulting from all such reclassifications.
          “Company” shall have the meaning set forth in the Preamble hereof and shall include its successors.
          “Constituent Person” shall have the meaning set forth in Section 13(e) hereof.
          “Conversion Date” shall have the meaning set forth in Section 10(a) hereof.
          “Conversion Rate” shall have the meaning set forth in Section 7(b) hereof.
          “Corporate Trust Office” means the principal corporate trust office of the Transfer Agent at which, at any particular time, its corporate trust business shall be administered.
          “Current Market Price” means the arithmetic average of the volume-weighted average price per Common Share on each of the five consecutive Trading Days preceding the earlier of the day preceding the date in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation, as reported by Bloomberg Professional Service for the period beginning on 9:30 a.m., New York City time, and ending at 4:00 p.m. New York City time; provided, however, that (i) “Current Market Price” for purposes of Section 13(a)(vi) and Section 13(a)(vii) hereof means the arithmetic average of the volume-weighted average price per Common Share for each of the ten Trading Days preceding the date fixed for determination, described above, and (ii) for the purposes of determining the adjustment to the Conversion Rate for the purposes of Section 13(a)(iv)(B) in the event of a Spin-Off, the “Current Market Price” means the average of the volume-weighted average prices described above for the first ten Trading Days commencing on and including the fifth Trading Day following the “ex-date” for such distribution. For purposes of this paragraph, the term “ex date,” when used with respect to any such issuance or distribution, means the first date on which the Common Shares trade without the right to receive such issuance or distribution.
          “Depositary” means DTC or its nominee or any successor appointed by the Company.
          “Dividend Payment Date” shall have the meaning set forth in Section 3(a) hereof.
          “Dividend Threshold Amount” shall have the meaning set forth in Section 13(a)(v) hereof.
          “DTC” means The Depository Trust Company.
          “Early Conversion” shall have the meaning set forth in Section 8(a) hereof.
          “Early Conversion Date” shall have the meaning set forth in Section 8(e) hereof.
          “Exchange Property” shall have the meaning set forth in Section 13(e) hereof.

          “Expiration Time” shall have the meaning set forth in Section 13(a)(vii) hereof.
          “Fair Market Value” means (a) in the case of any Spin-Off, the fair market value of the portion of those capital shares or similar equity interests so distributed applicable to one Common Share as of the fifteenth Trading Day from, but excluding, the “ex-date” with respect to such Spin-Off, and (b) in all other cases the fair market value as determined in good faith by the Board or an authorized committee thereof, which determination shall be final and conclusive and described in a resolution thereof.
          “Five-Day Average Market Price” as of any date means the arithmetic average of the volume-weighted average price per Common Share for each of the five Trading Days ending on the last Trading Day preceding the date in question, as reported by Bloomberg Professional Service for the period beginning at 9:30 am, New York City time, and ending at 4:00 pm, New York City time. If, on any Trading Day no volume-weighted average price is reported for the Common Shares by Bloomberg Professional Service, the Closing Price of a Common Share will be substituted for the volume-weighted average price for such day.
          “Global Preferred Share” shall have the meaning set forth in Section 16(a) hereof.
          “Global Shares Legend” shall have the meaning set forth in Section 16(a) hereof.
          “Junior Securities” shall have the meaning set forth in Section 2 hereof.
          “Liquidation Preference” means, as to the Mandatory Convertible Preferred Shares, $___ per share, subject to adjustment as provided in Section 18(c) hereof.
          “Mandatory Conversion Date” means February 15, 2009, or the following Business Day if such day is not a Business Day, or as otherwise treated as having occurred pursuant to Section 9(b)(iii), 9(d) or 13(e), as applicable.
          “Mandatory Convertible Preferred Shares” shall have the meaning set forth in Section 1 hereof.
          “Merger Early Conversion” shall have the meaning set forth in Section 9(a) hereof.
          “Merger Early Conversion Date” shall have the meaning set forth in Section 9(b)(i) hereof.
          “Merger Early Conversion Notice” shall have the meaning set forth in Section 9(c) hereof.
          “Non-electing Share” shall have the meaning set forth in Section 13(e) hereof.
          “Officer” means the Chief Executive Officer, any Vice President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company.

          “Officer’s Certificate” means a certificate of the Company, signed by any duly authorized Officer of the Company.
          “Parity Securities” shall have the meaning set forth in Section 2 hereof.
          “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
          “Purchased Shares” shall have the meaning set forth in Section 13(a)(vi) hereof.
          “Quarterly Dividend Period” means the period ending on the day before a Dividend Payment Date and beginning on the preceding Dividend Payment Date or, if there is no preceding Dividend Payment Date, on the first date of issuance of the Mandatory Convertible Preferred Shares.
          “Record Date” means the first calendar day of the calendar month in which the applicable Dividend Payment Date falls.
          “Record Holders” means the holders of record of the Mandatory Convertible Preferred Shares as they appear on the share register of the Company at the close of business on a Record Date.
          “Reference Price” shall have the meaning set forth in Section 7(b)(i) hereof.
          “Reorganization Event” shall have the meaning set forth in Section 13(e) hereof.
          “Self Tender Expiration Time” shall have the meaning set forth in Section 13(a)(vi) hereof.
          “Senior Securities” shall have the meaning set forth in Section 2 hereof.
          “Spin-Off” means a dividend or other distribution of capital shares of any class or series, or similar equity interests, of or relating to a direct or indirect subsidiary or other business unit of the Company.
          “Surviving Corporation” shall have the meaning set forth in Section 9(b) hereof.
          “Threshold Appreciation Price” shall have the meaning set forth in Section 7(b) hereof.
          “Trading Day” means a day on which the Common Shares:
          (a) are not suspended from trading on at least one national or regional securities exchange or association or over-the-counter market at the close of business; and
          (b) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Shares.

          “Transfer Agent” means Mellon Investor Services, LLC acting as transfer agent, registrar and paying agent for the Mandatory Convertible Preferred Shares, and its successors and assigns.
          “Voting Parity Securities” means any class or series of preferred shares issued by the Company which by its terms ranks, as to payment of dividends and distribution of assets upon dissolution, liquidation and winding-up of the Company, on a parity with the Mandatory Convertible Preferred Shares and the terms of which provide that the holders thereof are entitled to vote or consent with the holders of Mandatory Convertible Preferred Shares for the election of Additional Directors or on any other matter as to which the holders of Mandatory Convertible Preferred Shares are entitled to vote or consent pursuant to Section 5 hereof.

          IN WITNESS WHEREOF, Platinum Underwriters Holdings, Ltd. has caused this Certificate of Designations to be duly executed by the undersigned as of this ___day of___, 2005.

PLATINUM UNDERWRITERS HOLDINGS, LTD.

By:

Name:
Title:

EXHIBIT A
FORM OF [__]% SERIES A MANDATORY CONVERTIBLE PREFERRED SHARES
FACE OF SECURITY
SEE REVERSE
FOR LEGEND
Number:[ • ]

[ ]% Series A Mandatory Convertible Preferred Shares	[ ] Shares

PLATINUM UNDERWRITERS HOLDINGS, LTD.	CUSIP NO.: [ ]
          This certifies that Cede & Co. is the owner of [___] fully paid and non-assessable shares of the [___]% Series A Mandatory Convertible Preferred Shares, par value U.S. $0.01 per share, liquidation preference of U.S. $[___] per share, of Platinum Underwriters Holdings, Ltd. (the “Company”), transferable on the books of the Company by the holder hereof in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Bye-laws and Certificate of Designations of the Company and all amendments thereto (copies of which are on file at the office of the transfer agent) to all of which the holder of this Certificate by acceptance hereof assents. This Certificate is not valid until countersigned by the transfer agent and registered by the registrar.
EX. A-1

          Witness the seal of the Company and the signatures of its duly authorized officers.
Dated:

PLATINUM UNDERWRITERS HOLDINGS, LTD.

By:

President and Chief Executive Officer
ATTEST:

Secretary
Countersigned and Registered
MELLON INVESTOR SERVICES, LLC,
Transfer Agent and Registrar

By:
Authorized Signature
EX. A-2

REVERSE OF SECURITY
PLATINUM UNDERWRITERS HOLDINGS, LTD.
          The [___]% Series A Mandatory Convertible Preferred Shares (the “Mandatory Convertible Preferred Shares”) will automatically convert on February 15, 2009 into a number of Common Shares, par value U.S. $0.01 per share, of the Company (the “Common Shares”) as provided in the Certificate of Designations of the [___]% Series A Mandatory Convertible Preferred Shares of the Company (the “Certificate of Designations”). The Mandatory Convertible Preferred Shares are also convertible at the option of the holder into Common Shares prior to February 15, 2009 as provided in the Certificate of Designations. The Mandatory Convertible Preferred Shares are also convertible at the option of the Company upon the occurrence of certain events prior to February 15, 2009 as provided in the Certificate of Designations. The preceding description is qualified in its entirety by reference to the Certificate of Designations, a copy of which will be furnished by the Company to any shareholder without charge upon request addressed to the Secretary of the Company at its principal office or to the transfer agent named on the face of this certificate.
          The Company will furnish to any shareholders, upon request, and without charge, a full statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares of the Company or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Any such request should be addressed to the Secretary of the Company at its principal office or to the transfer agent named on the face of this certificate.
          UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
          TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

ASSIGNMENT
For value received, [                    ] hereby sell, assign and transfer unto
Please Insert Social Security or
Other Identifying Number of Assignee

(Please Print or Typewrite Name and Address, Including Zip Code, of Assignee)

shares represented by the within Certificate, and do hereby irrevocably constitute and appoint

Attorney to transfer the said shares on the books of the within-named Company with full power of substitution in the premises.
Dated:

NOTICE:	The Signature to this Assignment Must Correspond with the Name As Written Upon the Face of the Certificate in Every Particular, Without Alteration or Enlargement or Any Change Whatever.
SIGNATURE GUARANTEED
(Signature Must Be Guaranteed by a Member
of a Medallion Signature Program)